EXHIBIT 12.1

CB Richard Ellis Services

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in thousands)

	CB Richard Ellis Services				Derived Services	Derived Services	Derived Services	Derived Services		Derived Services	Derived Services
	Twelve Months Ended December 31, 1998	Twelve Months Ended December 31, 1999	Twelve Months Ended December 31, 2000	Period from January 1, 2001 through July 20, 2001	February 20, 2001 (inception) through December 31, 2001	Twelve Months Ended December 31, 2002	Nine Months Ended September 30, 2002	Nine Months Ended September 30, 2003		Pro Forma Twelve Months Ended December 31, 2002	Pro Forma Nine Months Ended September 30, 2003
Income (loss) before provision for income taxes	$50,483	$39,461	$68,139	$(32,910)	$43,006	$60,434	$18,868	$(40,079)		$(1,059)	$(21,462)
Less: Equity income from unconsolidated subsidiaries	3,443	7,528	7,112	2,854	1,661	8,968	5,880	9,795		8,968	9,795
Add: Distributed earnings of unconsolidated subsidiaries	2,267	12,662	8,389	2,844	2,408	10,417	8,474	8,051		10,417	8,051
Fixed charges	42,089	56,524	59,985	31,063	30,419	71,675	54,765	71,492		111,278	89,542

Total earnings before fixed charges	$91,396	$101,119	$129,401	$(1,857)	$74,172	$133,558	$76,227	$29,668		$111,668	$66,396

Fixed charges:
Portion of rent expense representative of the interest factor (1)	$11,042	$17,156	$18,285	$10,760	$8,901	$22,518	$16,889	$20,773		$32,284	$56,529
Interest expense	31,047	39,368	41,700	20,303	21,518	49,157	37,876	50,719		78,994	33,013

Total fixed charges	$42,089	$56,524	$59,985	$31,063	$30,419	$71,675	$54,765	$71,492		$111,278	$89,542

Ratio of earnings to fixed charges	2.17	1.79	2.16	n/a (2)	2.44	1.86	1.39	0.54	(3)	1.00	0.74	(4)

(1)	Represents one-third of operating lease costs, which approximates the portion that relates to the interest portion.

(2)	The ratio of earnings to fixed charges was negative for the period from January 1, 2001 to July 20, 2001. Additional earnings of $32.9 million would be needed to have a one-to-one ratio.

(3)	Additional earnings of $32.9 million would be needed to have a one-to-one ratio of earnings to fixed charges.

(4)	Additional earnings of $23.2 million would be needed to have a one-to-one ratio of earnings to fixed charges.